Exhibit 99.2

Consent of Prospective Director

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, in connection with the Registration Statement on Form S-4 (the “Registration Statement”) of BNC Bancorp (“BNC”) relating to the transactions contemplated by the Agreement and Plan of Merger, dated as of November 17, 2014, by and between Valley Financial Corporation (“Valley”) and BNC, pursuant to which Valley will merge with and into BNC (the “Merger”), the undersigned hereby consents to being named in the Registration Statement and all amendments thereto as a person who is to become a director of BNC upon consummation of the Merger, and to the filing of this consent as an exhibit to the Registration Statement.

/s/	Abney S. Boxley, III
Abney S. Boxley, III

March 3, 2015